Exhibit 4.2

Execution Version

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE

IT IS BOTH NOT MATERIAL AND IS TREATED AS PRIVATE OR CONFIDENTIAL.

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of December 22, 2022, is entered into by and among Seadrill Limited, an exempted company limited by shares existing under the laws of Bermuda (“Acquiror”), and each entity listed on the signature page hereof in its capacity as a record or beneficial member (each, a “Member” and, collectively, the “Members”) of Aquadrill LLC, a Marshall Islands limited liability company (the “Company”).

RECITALS

WHEREAS, Acquiror, Seadrill Merger Sub, LLC, a Marshall Islands limited liability company and a wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, and the Company will be the surviving entity (the “Merger”);

WHEREAS, as of the date hereof, each Member owns beneficially or of record the number of common units representing the limited liability company interests of the Company (the “Company Common Units”) set forth opposite such Member’s name on Schedule A hereto (all such Company Common Units, any other membership interests in the Company, and any units or membership interests in the Company of which ownership is hereafter acquired by the Members prior to the termination of this Agreement being referred to herein as the “Membership Interests”);

WHEREAS, the board of directors of the Company has (i) approved, authorized and adopted the Merger Agreement, (ii) resolved, upon the terms and subject to the conditions set forth in the Merger Agreement, that it is advisable, fair to and in the best interests of Company and its Members to consummate the transactions contemplated by the Merger Agreement, including the Merger in which the outstanding Company Common Units will be converted into the right to receive validly issued, fully paid and non-assessable common shares, par value $0.01 of Acquiror, and (iii) resolved to submit the Merger Agreement to the members of the Company for its approval and adoption; and

WHEREAS, the Members are entering into this Agreement in order to induce Acquiror to enter into the Merger Agreement and cause the Merger to be consummated.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

Section 2. Voting Agreement.

(a) Until the termination of this Agreement in accordance with Section 5, each Member hereby agrees that at each meeting of the members of the Company, however called, or at any adjournment thereof or in any other circumstances upon which a resolution, vote, consent or other approval (including by written resolution) is sought, each Member shall (i) when a meeting is held, appear (whether in person or by valid proxy) at such meeting and cause its Membership Interests to be counted as present thereat for the purpose of establishing a quorum, if applicable, and (ii) vote or give consent with respect to (or cause to be voted or such consent to be given with respect to) its Membership Interests: (A) in favor of the approval and adoption of the Merger, the Merger Agreement and all other transactions contemplated by the Merger Agreement (including this Agreement) if a vote, consent or other approval (including by written consent) with respect to any of the foregoing is sought, (B) against any (1) merger agreement or merger (other than the Merger Agreement, the Merger and the transactions contemplated thereby), or any action, agreement, arrangement, proposal, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other takeover proposal relating to the Company or its Subsidiaries or (2) amendment of the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 24, 2021 (as amended, restated, amended and restated, supplemented or modified from time to time, the “LLC Agreement”) or other proposal or transaction involving the Company or any of its Subsidiaries that would in any manner reasonably be expected to impede, delay, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any units of equity of the Company, and (C) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement in accordance with its terms, including the execution of any documents and delivery of any written consents which are necessary or appropriate in order to effectuate any of the foregoing, including, but not limited to, a letter of transmittal, in each case, to the fullest extent such Membership Interests are part of a class of membership interests in the Company that are entitled to be voted at the time of any vote, consent or other approval (including by written resolution). In furtherance of the foregoing, each Member will promptly, but in no event later than the date that is five days from the date hereof execute and deliver (or cause to be executed and delivered) the member written consent (the “Written Consent”) to Acquiror and the Company in substantially the form attached hereto as Exhibit A in respect of the Company Common Units owned beneficially or of record by each such Member.

(b) From and after the date hereof and until the termination of this Agreement in accordance with Section 5, each Member hereby agrees not to sell, transfer, assign, gift, pledge, grant a security interest in, distribute, encumber, hypothecate or otherwise dispose of (including, without limitation, the foreclosure or other acquisition by any lender with respect to the Membership Interests pledged to such lender by the Member), whether directly or indirectly (including, without limitation, by means of a Transfer of any security issued by a person that holds, directly or indirectly, an interest in the Membership Interests), such Member’s Membership Interests (or any right, option, profit participation or other interest with respect to such Membership Interests), either voluntarily or involuntarily and with or without consideration (other than pursuant to the Merger or a transfer from the facilities of the Depository Trust Company (“DTC”) to the Member) (collectively, “Transfer”). Notwithstanding the foregoing, each Member may Transfer such Member’s Membership Interests to a proposed transferee (such transferred interests, the “Transferred Membership Interests”); provided that such Person has entered into, prior to or effective as of the date of such Transfer, a voting and support agreement on substantially the same terms as the terms of this Agreement, except that such voting and support agreement will only bind the proposed transferee in respect of the Transferred Membership Interests (i.e., the proposed transferee will not be obligated to enter into a voting and support agreement that covers any other interests in the Company then held by the proposed transferee or acquired from a Person who is not a party to a similar voting and support agreement); provided further that such Transfer is subject to the additional terms and conditions set forth in the LLC Agreement. Notwithstanding anything to the contrary in this Section 2(b), the restrictions on Transfer set forth in this section shall not apply to (i) the grant of any Liens on any Membership Interest in favor of a bank or broker-dealer holding custody of such Membership Interest in the ordinary course of business or (ii) the pledge or hypothecation of any Membership Interest pursuant to any Member’s back-leverage financing of such Membership Interest in the ordinary course of business; provided that in the event of a Transfer upon the foreclosure of any such back-leverage financing, the transferee of such Membership Interest shall enter into, prior to the date of such Transfer, a voting and support agreement on substantially the same terms as the terms of this Agreement; provided further that such Transfer is subject to the additional terms and conditions set forth in the LLC Agreement.

(c) In the event (i) of any dividend in the form of Membership Interests or other equity interests in the Company or any subdivision (or split), recapitalization, reclassification, combination or exchange of equity interests of the Company on, of or affecting any Member’s Membership Interests or (ii) any Member becomes the owner of any additional Membership Interests or other equity interests of the Company or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2(a) hereof, then the terms of this Agreement shall apply to the equity interests or other securities of the Company held by such Member immediately following the effectiveness of the events described in clause (i) or the Member becoming the owner thereof, as described in clause (ii), without further action of the parties, as though they were included in the Member’s Membership Interests hereunder as of the date hereof. The Member hereby agrees, while this Agreement is in effect, to notify Acquiror of the number of any new Membership Interests or other equity interests of the Company acquired by such Member, if any, after the date hereof and the number of Membership Interests set forth on Schedule A will be deemed amended accordingly. For the avoidance of doubt, nothing in this Section 2(c) or elsewhere in this Agreement shall obligate any Member to convert, exercise, or exchange any equity interests, warrants, or convertible securities in order to obtain any underlying shares of Company Common Units.

(d) Members may vote the Membership Interests on all other matters not referred to in this Agreement.

(e) Reliance by the Acquiror. The Member understands and acknowledges that the Acquiror is entering into the Merger Agreement in reliance on such Member’s execution and delivery of this Agreement.

(f) “Membership Interests” shall exclude any physically-settled or cash-settled swap instruments to which the applicable Member does not have the right to control or direct the voting of the underlying Company Common Unit.

Section 3. Representations and Warranties of Members. Each Member hereby represents and warrants to Acquiror, and covenants and agrees, as follows:

(a) Authority. (i) The Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) the Member has the legal capacity and all necessary power and authority to execute and deliver this Agreement and the Written Consent, to perform its obligations hereunder and to consummate the transactions to be consummated by it as contemplated hereby and thereby, (iii) the execution and delivery of this Agreement and the Written Consent by the Member and the consummation by the Member of the transactions to be consummated by it as contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of the Member or any of its Affiliates are necessary to authorize this Agreement and the Written Consent, to perform such obligations or to consummate such transactions contemplated hereby and thereby, and (iv) this Agreement and the Written Consent have each been (or in the case of the Written Consent, if applicable, will be) duly and validly executed and delivered by the Member and, assuming the due authorization, execution and delivery of this Agreement by Acquiror, this Agreement constitutes a legal, valid and binding obligation of the Member, enforceable against the Member in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. The execution and delivery of this Agreement or the Written Consent by the Member does not, and the performance of its obligations under this Agreement by the Member and the consummation of the transactions to be consummated by it as contemplated hereby will not, (i) conflict with or violate the LLC Agreement or the organizational documents of the Member, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Member or by which any property or asset of such Member, including the Membership Interests, are bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any property or asset of the Member, including the Membership Interests, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Member is a party or by which any property or asset of the Member, including the Membership Interests, are bound or affected, or (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Member of its obligations under this Agreement.

(c) The Membership Interests. Schedule A (as may be amended as set forth in Section 2(c) and except with respect to any Membership Interests transferred after the date hereof in accordance with Section 2(b)) sets forth opposite the Member’s name, the number of Membership Interests owned beneficially or of record by the Member. As of the date of this Agreement, except to the extent held through DTC or as otherwise noted on Schedule A, the Member is the sole owner of the Membership Interests denoted as being owned by the Member on Schedule A, and has the sole power to direct the voting of, and act by written consent with respect to, such Membership Interests; provided that any such Person identified pursuant to the foregoing shall execute and deliver this Agreement and the Written Consent. As of the date of this Agreement, the Membership Interests set forth on Schedule A represent all of the voting equity interests of the Company owned by the Member. Except as set forth on Schedule A, as of the date of this Agreement, neither the Member nor any controlled affiliate of the Member owns or holds any right to acquire any additional Membership Interests or other voting equity interests of the Company or other securities of the Company or any interest therein or any voting rights with respect thereto. The Member has good and valid title to the Membership Interests denoted as being owned by the Member on Schedule A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those (i) created by this Agreement, (ii) pursuant to the LLC Agreement, (iii) any transfer restrictions that may apply under the Securities Act of 1933 (as amended) (the “Act”) and “blue sky” laws or (iv) granted in favor of a bank or broker-dealer holding custody of such Membership Interest in the ordinary course of business.

(d) Accredited Investor. The Member is, and in the event that the Member is acting on behalf of one or more others who have an interest in the Membership Interests, the Member has received confirmation from each such other to the effect that it is, an “Accredited Investor,” as defined in Regulation D of the Act, and is acting for either its own account or accounts of other Accredited Investors as to which it exercises sole investment discretion and has the authority to make the statements in Sections 3(c) and 3(d).

(e) MTO Rules. The Member acknowledges that the Norwegian Mandatory Takeover Offer Rules in the Norwegian Securities Trading Act, chapter 6 (the “MTO Rules”), apply to Acquiror. As of the date of this Agreement and for so long as this Agreement remains in effect, the Member (i) beneficially owns and will beneficially own, directly or indirectly, less than one-third (1/3) of the Parent Ordinary Shares, right to shares and votes in Acquiror, including as a result of receiving the Parent Ordinary Shares to be issued as Aggregate Merger Consideration, and (ii) has no agreement, commitment, arrangement or understanding with any other Person that is a shareholder of Acquiror, or that would become a shareholder of Acquiror pursuant to the Merger, with the effect that the Member and such Person are or will be deemed to be considered related parties or acting in concert under the MTO Rules, and therefore the Member would not trigger an obligation to make a mandatory offer for the shares in Acquiror under the MTO Rules as a result of receiving shares in Acquiror in connection with the Merger or otherwise in connection with the Merger.

Section 4. Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to each Member as follows:

(a) Authority. (i) Acquiror is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the legal capacity and all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to be consummated by it as contemplated hereby, (iii) the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions to be consummated by it as contemplated hereby have been duly and validly authorized by all necessary corporate or other action, and no other corporate action or other proceedings on the part of Acquiror or any of its Affiliates are necessary to authorize this Agreement, to perform such obligations or to consummate such transactions contemplated hereby, and (iv) this Agreement has been duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Members, constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflict. The execution and delivery of this Agreement by Acquiror does not, and the performance of its obligations under this Agreement by Acquiror and the consummation of the transactions to be consummated by Acquiror as contemplated hereby will not, (i) conflict with or violate the organizational documents of Acquiror, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Acquiror or by which any property or asset of Acquiror is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any property or asset of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which any property or asset of Acquiror is bound or affected, or (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Acquiror of its obligations under this Agreement.

(c) MTO Rules. Acquiror acknowledges that the MTO Rules apply to Acquiror.

Section 5. Termination. This Agreement will terminate automatically, without any action on the part of any party hereto, on the earliest to occur of (a) immediately prior to Closing of the Merger and issuance of the Parent Ordinary Shares as Aggregate Merger Consideration, (b) the termination of the Merger Agreement pursuant to its terms, (c) the date on which the Merger Agreement is modified or amended in a manner that reduces the Aggregate Merger Consideration to be paid pursuant to the terms of the Merger Agreement, (d) the termination of this Agreement by mutual written consent of the Members and Acquiror, (e) the date on which the End Date in the Merger Agreement is extended without the consent of Members holding, in the aggregate, a majority of the Membership Interests, (f) the date on which the Merger Agreement is amended or otherwise modified in any manner that is material and adverse to the Members, and (g) at any time upon notice by Acquiror to the Members; provided, however, that (i) Section 6(g), Section 6(h), Section 6(o), Section 6(p) and Section 6(s) shall survive any termination of this Agreement; and (ii) termination of this Agreement shall not relieve any party from liability for any breach of its obligations hereunder committed prior to such termination.

Section 6. Miscellaneous.

(a) Appraisal Rights. The Members hereby irrevocably and unconditionally waive, and agree not to exercise, any rights of appraisal, any dissenter’s rights and any similar rights relating to the Merger or any related transaction that the Members may directly or indirectly have by virtue of the ownership of the Membership Interests or any other equity interests or other securities of the Company.

(b) Proxy and Attorney-in-Fact. Each Member hereby irrevocably appoints as its proxy and attorney-in-fact, Acquiror and any Person designated in writing by Acquiror, each of them individually, with full power of substitution and resubstitution, to vote such Member’s

Membership Interests solely to the extent and in accordance with Section 2 during the term of this Agreement at any meeting or meetings of Members of the Company (or adjournments or postponements thereof), and to act by written consent with respect to all of such Member’s Membership Interests solely to the extent and in accordance with Section 2 during the term of this Agreement; provided, however, that such Member’s grant of the proxy contemplated by this Section 6(b) shall be effective if, and only if, such Member fails to be counted as present, to consent or to vote such Member’s Membership Interests, as applicable, in accordance with this Agreement. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Acquiror to enter into the Merger Agreement and shall be irrevocable prior to the termination of this Agreement in accordance with Section 5, at which time any such proxy shall terminate. The Member (solely in its capacity as such) shall take such further actions or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy during the term of this Agreement. Acquiror may terminate this proxy with respect to any such Member at any time at its sole election by written notice provided to such Member.

(c) Entire Agreement. This Agreement, the Written Consent and the Merger Agreement (together with the Schedules and Annexes hereto and thereto) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement or the Written Consent.

(d) Assignment. Acquiror shall not assign this Agreement or any part hereof without the prior written consent of the other parties. Each Member shall not assign this Agreement or any part hereof without the prior written consent of Acquiror. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(e) Notices. Any notice required to be given hereunder shall be in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight (or two-day, if being sent internationally) delivery service (with proof of delivery, with such notice deemed to be given upon receipt), hand delivery (with such notice deemed to be given upon receipt) or by electronic mail transmission (with such notice deemed to have been given at the time of confirmation of transmission, and with such notice to be followed reasonably promptly with a copy delivered by one of the foregoing methods), addressed as follows:

If to Acquiror, to:

Seadrill Limited

55 Par-la-Ville Road

Hamilton HM 11, Bermuda

Attention: Grant Creed

Email: Grant.Creed@seadrill.com;

ContractNotices@seadrill.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: David Emmons;

Clinton W. Rancher

Telephone: (713) 229-1234

Email: david.emmons@bakerbotts.com;

clinton.rancher@bakerbotts.com

If to the Member, to the contact information for the Member set forth on Schedule A hereto with a copy to (which shall not constitute notice):

Aquadrill LLC

9821 Katy Freeway, Suite 715

Houston, Texas 77024

Attention: Steven L. Newman, CEO

Email: steven.newman@aquadrilloffshore.com

or to such other address as any party shall specify by written notice so given (subject to the proviso of the immediately following sentence), and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

(f) Specific Enforcement. (i) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Written Consent were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement or the Written Consent (including failing to take such actions as are required of them hereunder to consummate this Agreement or the Written Consent), the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (A) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (B) an injunction restraining such breach or threatened breach (including failing to take such actions as are required of them hereunder to consummate this Agreement, the Merger Agreement and/or the Written Consent). Each party acknowledges and agrees that (A) each party is entitled to specifically enforce the terms and provisions of this Agreement and the Written Consent notwithstanding the availability of any monetary remedy, (B) the availability of any monetary remedy (1) does not adequately compensate for the harm that would result from a breach of this Agreement or the Written Consent and (2) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (C) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, Acquiror would not have entered into this Agreement.

(ii) Each party further agrees that (A) no such party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (B) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6(f), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(g) Governing Law; Jurisdiction. (i) Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(ii) In addition, each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party to this Agreement or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 6(g), (B) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by the applicable Law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties to this Agreement agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 6(e).

(h) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6(H).

(i) Headings. Headings of the sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

(j) Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by the Company or Acquiror in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. The Written Consent is irrevocable and cannot be amended or waived.

(k) Severability. Any term or provision of this Agreement or the Written Consent which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement or the Written Consent, as applicable, in any jurisdiction. If any provision of this Agreement or the Written Consent is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(l) Counterparts; Effectiveness. This Agreement may be executed and delivered in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Agreement and the Written Consent.

(m) Construction. This Agreement and the Written Consent has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement or the Written Consent will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement and the Written Consent.

(n) Expenses. Whether or not the Merger is consummated, all costs, expenses, and transfer taxes incurred in connection with this Agreement shall be paid by the party incurring or required to incur such expenses.

(o) Member Capacity. The parties acknowledge that this Agreement and the Written Consent are entered into by or on behalf of the Member in the Member’s capacity as the record or beneficial owner of the Membership Interests. To the extent the Member is a corporation, limited partnership, limited liability company or other entity, nothing in this Agreement restricts or limits any action taken by such Member’s or its Affiliates’ representatives, members, shareholders or limited partners, solely in their capacity as a director or officer of the Company (but not on its own behalf as a Member) and the taking of any actions (or failure to act) that is necessary for him or her to comply with his or her fiduciary duties as a director or officer of the Company and such actions will be deemed not to constitute a breach of this Agreement or the Written Consent. Any Person that is not a Member shall have no liability under this Agreement and no recourse shall be had against any such Person under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law.

(p) Limitations on Damages. In no event shall any party have any liability for indirect, incidental, special or punitive damages, arising out of or relating to this Agreement or the subject matter hereof, no matter what theory of liability, and even if advised of the possibility or probability of such damages.

(q) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(r) Several, Not Joint and Several, Obligations. The agreements, representations, warranties, liabilities and obligations of the Members under this Agreement are, in all respects, several and not joint and several. No Member shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Members. For the avoidance of doubt, this Agreement has no, and shall not be construed as having any, effect on shares in Acquiror or in relation to being shareholders of Acquiror.

(s) Acquiror Confidentiality Obligations. Acquiror shall not publicly disclose the name of any Member or any Affiliate or investment advisor of a Member, or include the name of any Member or any Affiliate or investment advisor of any Member in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent (including by e-mail) of the applicable Member or the Person who serves as investment manager, adviser or sub-adviser, as applicable, of the applicable Member (the “Investment Advisor”), except (i) as required by applicable laws, rules, or regulations, including U.S. federal securities laws, rules or regulations, (ii) at the request of the staff of the SEC or regulatory agency having authority over the Acquiror or (iii) as required by stock exchange regulations, in which case Acquiror shall provide the applicable Member or its Investment Advisor with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably cooperate with the Member or its Investment Advisor regarding such disclosure.

(t) No Other Obligations. (i) Nothing in this Agreement will obligate a Member to (A) become a plaintiff in any litigation or other adversarial proceeding or (B) pay any expenses of any other party and (ii) no Member shall have any duty, whether a fiduciary duty, duty of confidentiality or otherwise, to any other Member or any other Person, in each case, save for and subject to the obligations expressly set forth in this Agreement or the Written Consent.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first written above.

SEADRILL LIMITED

By:	/s/ Martyn Svensen
Name:	Martyn Svensen
Title:	Vice President, Risk & Insurance

MEMBERS:

[*GoldenTree Members omitted*]

[*Canyon Members omitted*]

[*Elliott Members omitted*]

[*Invesco Members omitted*]

[*Sculptor Members omitted*]

Signature Page to Voting and Support Agreement

SCHEDULE A

TO

VOTING AND SUPPORT AGREEMENT

[Omitted.]

A-1

EXHIBIT A

WRITTEN CONSENT

Attached.

Execution Version

EXHIBIT A

FORM OF WRITTEN CONSENT

AQUADRILL LLC

December 22, 2022

The undersigned, each being a member (each, a “Consenting Member” and collectively, the “Consenting Members”) of Aquadrill LLC, a Marshall Islands limited liability company (the “Company”), being the holders as of the date of this written consent (this “Written Consent”) of at least two-thirds of issued and outstanding common units representing the limited liability company interests of the Company (the “Company Common Units”) entitled to vote, acting pursuant to Section 19(4) of the Limited Liability Company Act of 1996 of the Republic of the Marshall Islands (the “Act”) and as authorized by Section 6.8 of the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 24, 2021 (the “LLC Agreement”), hereby consents in writing to the following actions and the adoption of the following resolutions without a meeting of the members of the Company (the “Company Members”), which consent shall be irrevocable prior to the termination of that certain Voting and Support Agreement attached hereto as Annex A:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2022, by and among the Company, Seadrill Limited, an exempted company limited by shares existing under the laws of Bermuda (“Parent”), and Seadrill Merger Sub, LLC, a Marshall Islands limited liability company (“Merger Sub”), a copy of which has been provided to the undersigned Consenting Members and is attached hereto as Annex B (capitalized terms that are used but are not otherwise defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity of the merger (the “Merger”) and a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved, authorized and adopted the Merger Agreement, (ii) resolved that it is advisable, fair to and in the best interests of the Company and the Company Members to consummate the transactions contemplated by the Merger Agreement, including the Merger in which the outstanding limited liability company interests of the Company (other than any Cancelled Units) will be converted into the right to receive Parent Ordinary Shares, and (iii) resolved to submit the Merger Agreement for approval by the Company Members and determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that the Company Members vote to approve the Merger Agreement;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each Company Common Unit issued and outstanding immediately prior to the Effective Time (other than any Cancelled Units) shall be converted automatically, in accordance with the procedures set forth in the Merger Agreement, into the right to receive the Merger Consideration;

WHEREAS, the Merger constitutes a Sale of the Company (as defined in the LLC Agreement) and, pursuant to Section 6.8 of the LLC Agreement, the Merger Agreement and the Merger contemplated thereby must be approved by the holders of at least two-thirds (2/3rd) of the issued and outstanding Company Common Units entitled to vote;

WHEREAS, pursuant to Section 19(4) of the Act and Section 6.8 of the LLC Agreement, the Company Members may act without a meeting by written consent signed or electronically transmitted by the holders of the Company Common Units entitled to vote having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting; and

WHEREAS, upon the execution and delivery of this Witten Consent by holders of at least two-thirds (2/3rd) of the issued and outstanding Company Common Units entitled to vote, the Company Member Approval shall have been obtained in accordance with the Merger Agreement and the LLC Agreement.

NOW, THEREFORE, BE IT RESOLVED, that each Consenting Member hereby approves the Merger Agreement and the Merger and votes all of the Company Common Units held by it in favor of the approval of the Merger Agreement and the Merger with the same force and effect as if the Company Members had taken such action at a meeting of the Company Members;

RESOLVED FURTHER, this Written Consent may be executed in two or more counterparts, each of which when so executed shall be an original, and all such counterparts shall together constitute one and the same instrument, and signatures to this Written Consent transmitted by facsimile, Portable Document Format (.pdf), telecopy or other form of electronic transmission (including electronic mail message) shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes; and

RESOLVED FURTHER, this Written Consent shall be effective as of the execution and delivery of this Written Consent in accordance with the terms of the Merger Agreement, shall be filed with the book in which proceedings of meetings of the Company Members are recorded and shall be treated for all purposes as action taken at a meeting.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the date first written above.

CONSENTING MEMBER:

By:
Name:

Signature Page to Written Consent

ANNEX A

Voting and Support Agreement

[Omitted.]

ANNEX B

Merger Agreement

[Omitted.]